TYPE:  EX-23.1

PLAINVIEW LABORATORIES, INC.

EXHIBIT 23.1 Consent from G. Brad Beckstead, CPA

G. BRAD BECKSTEAD
Certified Public Accountant
330 E. Warm Springs
Las Vegas, NV 89119
702.528.1984
425.928.2877 (efax)

May 23, 2000

To Whom It May Concern:

The firm of G. Brad Beckstead, CPA, consents to the inclusion of my report of May 23, 2000, on the Financial Statements of Plainview Laboratories, Inc. for the period December 31 30, 1998 (Date of Inception) to April 30, 2000, in any filings which are necessary now or in the near future to be filed with the US Securities and Exchange Commission.

Signed,

/s/ G. Brad Beckstead, CPA
--------------------------
G. Brad Beckstead, CPA
Nevada License #2701

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